Principal Life Insurance Company 711 High Street, Des Moines, IA 50392 515 247 5111 tel www.principal.com

March 30, 2017

Mr. Michael Beer, President
Principal Variable Contracts Funds, Inc.
Principal Financial Group
Des Moines, IA 50392-2080

Dear Mr. Beer:

Principal Financial Services, Inc. intends to purchase the following shares (the “Shares”):

Principal Variable Contracts Funds, Inc. -	Purchase Amount	Shares Purchased
Diversified Balanced Volatility Control Account – Class 2	$100,000	10,000
Diversified Growth Volatility Control Account – Class 2	$100,000	10,000

Each share of the Diversified Balanced Volatility Control Account has a par value of $.01 and a price of $10.00 per share and each share of the Diversified Growth Volatility Control Account has a par value of $.01 and a price of $10.00 per share. In connection with such purchase, Principal Financial Services, Inc. represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.

PRINCIPAL FINANCIAL SERVICES, INC.

BY	/s/ Clint Woods
Clint Woods
VP, Assoc. General Counsel, Governance Officer, and
Assistant Corporate Secretary